MOTOR CARRIER TRANSPORTATION AGREEMENT

This Motor Carrier Transportation Agreement ("Agreement") is entered into as of this 28th day of February, 2005 by and between Swift & Company, Inc., a Delaware Corporation, with principal offices located at 1770 Promontory Circle, Greeley, Colorado 80634 ("Shipper") and the following named carrier ("Carrier"):

Name:     LOAD SOURCE LOGISTICS

Address:     2233 RIDGE ROAD STE 102

City, St, Zip     ROCKWALL, TX 75087

Tel. No.:     9727229999

Fax No.:     9727229998

Contact Person:     MICHAEL KNAPP

Title:

E-mail:

NMFTA SCAC:     1063

R E C I T A L S

A.     Shipper, through its operating divisions and subsidiaries, desires to utilize the services of Carrier to transport certain of its goods ("Shipments") in accordance with its needs as described in this Agreement.

B.     Carrier is fit, willing, and able to provide motor carrier transportation as required to fulfill the needs of Shipper described in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and understandings of the parties and on the conditions hereunder expressed, the parties hereby mutually covenant and agree as follows:

TERMS AND CONDITIONS

  Term and Termination. This Agreement shall become effective on the date first written above, shall remain in full effect for one (1) year from its effective date, and shall be automatically renewed from year to year thereafter; provided, that either party may terminate this Agreement at any time upon thirty (30) days' written notice to the other party. Notwithstanding the foregoing, Shipper may terminate this Agreement immediately upon written notice to Carrier in any of the following events:
  Carrier loses any authority lawfully required by any governmental agency (whether foreign, Federal, State or local) to perform its obligations under this Agreement;Carrier receives written notice from Shipper of a specific defect in authority necessary to perform Carrier's obligations under this Agreement;Carrier breaches any covenant, obligations, condition or requirement imposed upon it by this Agreement, and such breach continues for a period of five (5) days after written notice thereof to Carrier;Shipper becomes, for any reason, insecure about Carrier's financial condition; orCarrier does not maintain any of the insurance coverages or provide certificates of insurance specified in Appendix E, or any such insurance is cancelled, materially changed or not renewed for any reason.Carrier fails to comply in any material respect with applicable federal, state and local laws in performing its duties under this Agreement.
  Authorizations.
  Carrier represents and warrants to Shipper that it is a motor carrier in interstate, intrastate, or foreign commerce registered with the U.S. Department of Transportation ("DOT") pursuant to 49 U.S.C. §13902 in Docket Number MC- and sub numbers thereunder, is fully authorized to transport Shipper's goods by motor vehicle between all points covered by this Agreement, and its operations are in compliance with all aspects of all applicable foreign, Federal, State and local laws. True, correct and complete copies of the documents evidencing Carrier's currently effective registration with DOT are attached hereto as Appendix A.To the extent that this Agreement provides for extra-provincial contract carrier service to, from or through any Canadian Province and/or Mexican state that requires Carrier to obtain a document evidencing that it is authorized and qualified to provide such service, true, correct and complete copies of such documents are attached as Appendix B.To the extent that this Agreement provides for intrastate or intraprovincial contract carrier service in any State or Province that requires Carrier to obtain a document evidencing that it is authorized and qualified to provide such service, true, correct and complete copies of such documents are attached hereto as Appendix C.
  Shipments. In its sole and absolute discretion, Shipper shall tender Shipments to Carrier as Shipper's needs require for transportation by Carrier between points within the United States or within, to or from Canada and Mexico. Notwithstanding anything contrary in this Agreement, Shipper shall not be required to tender any Shipment to Carrier. Each Shipment accepted for transportation shall move pursuant to a Uniform Bill of Lading or such other document specified by Shipper or required by law; provided that, if there shall be a conflict between the terms of any such Bill of Lading or other document and the terms of this Agreement, the terms of this Agreement shall control. All Shipments shall be subject to stop-off for loading or unloading and no additional charge shall be assessed by Carrier for a stop-off privilege except as set forth in this Agreement.

  Service To Be Performed.
  During the term of this Agreement, Carrier agrees to accept and transport pursuant to the terms of this Agreement all Shipments tendered to it by Shipper. For purposes of this Agreement, Carrier will deem Shipments to be that of Shipper and subject to the scope of this Agreement when tendered by or in the name of (i) Shipper, (ii) third parties for delivery to facilities of Shipper, or (iii) third parties when Shipments are made from the premises (plant or warehouse) of, or utilized by, Shipper and freight charges for such Shipments are billed to Shipper. Shipments transported under the terms of this Agreement may be billed prepaid, collect (inbound only) or third party wherein the billed party is identified as Shipper, as specified by Shipper. Wherever used in this Agreement, the term "Shipper" shall be construed to include all of Shipper's operating divisions and subsidiaries.All transportation performed within, to or from the United States by Carrier for Shipper during the term of this Agreement shall be deemed to be contract carriage performed pursuant to 49 U.S.C. §14101 and Carrier's contract carrier authority. Shipper and Carrier expressly waive any rights or remedies under 49 U.S.C. Subtitle IV, Part B to the extent that they are inconsistent with the provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall any transportation performed by Carrier for Shipper pursuant to this Agreement be deemed to be common carriage.All transportation performed by Carrier for Shipper within, to or from Canada or Mexico during the term of this Agreement shall be performed pursuant to the operating authority required to be held by the Carrier under applicable foreign, Federal, Provincial, State and local law.Carrier agrees, upon receipt of each Shipment from Shipper or third parties specified in Section 4(a)(ii) and (iii) to give Shipper or such third persons a written receipt for the Shipment signed by Carrier or Carrier's agent. The receipt shall be prima facie evidence of the receipt of the Shipment by Carrier in good order and condition, unless otherwise noted on the face of the receipt. Carrier further agrees to transport the Shipment without delay and deliver such property in like good order and condition to the consignee at destination with reasonable dispatch. Carrier shall obtain signed receipts from consignee or other appropriate persons designated by Shipper upon delivery. Such receipts shall show the actual time of delivery of the Shipment. Carrier assumes full responsibility and is liable to Shipper and/or consignee as their respective interests may appear for any and all loss of or damage to tendered Shipments while in Carrier's possession or control or resulting from Carrier's performance of, or failure to perform, its obligations under this Agreement. If Carrier believes that it will be unable to complete with reasonable dispatch and without loss of, or damage to, any Shipment, any service which it has agreed to perform under the terms of this Agreement, Carrier shall immediately notify Shipper. Upon such notification Shipper shall have the right to direct Carrier to turn over the Shipment to a carrier designated by Shipper for completion of transportation. Delivery of the Shipment to the carrier designated by Shipper shall relieve Carrier of any further obligations for transportation of the Shipment and Shipper of any obligation to pay any charges to Carrier with respect to the Shipment. If Shipper elects to allow Carrier to retain custody of the Shipment, Carrier shall retain responsibility for delivering the Shipment to the consignee as soon as reasonably practicable under the circumstances.The following Appendices and all other Appendices attached hereto and referenced in this Agreement are hereby incorporated into this Agreement and made a part of this Agreement for all purposes as if fully set forth in this Agreement:
  Appendix D - Fuel Surcharge PolicyAppendix E - Liability and Insurance Coverage ProvisionsAppendix F -Claims Collection and Resolution ProceduresAppendix G - Special RulesAppendix H - Special ServicesAppendix I - Lane Rate ListAppendix J - Specific Price ListAppendix K -Mileage Matrix Price List

All defined or capitalized terms used in any Appendix shall have the same meaning as assigned in this Agreement. To the extent that any provision of any Appendix modifies or is inconsistent with any provision contained in this Agreement the provisions in the Appendix shall take precedence.

  Freight Rates and Charges.
  Appendix I is the Lane Rate List, which contains per mile and flat rates for determining point-to-point freight costs. Appendix K is the Mileage Matrix Price List, which contains a revenue per mile price guide for determining freight rates from a state or zip code to destinations designated by zip codes. Appendix J is the Specific Price List, which contains other freight rates mutually agreed between the parties to this Agreement. In the event of conflict, freight rates contained in or calculated by reference to Appendix J shall take precedence over freight rates contained in or calculated by reference to Appendix I, which shall in turn shall take precedence over freight rates contained in or calculated by reference to Appendix K. Shipper and Carrier acknowledge that this Agreement is a form agreement used by Shipper in contracting for transportation services from numerous carriers, and Shipper and Carrier may agree not to include Appendix I or Appendix J in this Agreement. However, the same order of precedence shall apply to such Appendices as are attached. Notwithstanding anything to the contrary in this Agreement, Appendix I flat rates only apply to one origin/one destination Shipments.As used in this Agreement, the term "freight rates" shall refer to line haul transportation prices determined in accordance with Appendices I, J or K (as applicable) and the term "freight charges" shall refer to the total amount to be paid by Shipper to Carrier for the transportation services provided under this Agreement, including freight rates plus any ancillary or accessorial charges (such charges as set forth on Appendix J).The mileage used in determining freight rates under this Agreement, shall be based on the Rand McNally Household Goods Mileage Guide #18 (and successive issues thereof) when the transportation movement is between points listed in the Key Point City Index, and on the Rand McNally Milemaker via shortest route of movement in all other cases.
  Amendments To Freight Charges.
  In the event that Shipper or Carrier desires to amend any of the lists contained in Appendices I, J or K, either by addition of new origins or destinations or by reductions or increases in prices, or to amend any ancillary or accessorial charges, Shipper and Carrier shall negotiate in good faith in accordance with the procedures set forth in this Section 6. Amendments to freight charges may be negotiated between the Director of Transportation of Shipper and the following representative(s) of Carrier: MICHAEL KNAPP, Title:_____________________ or _____________________, Title:_____________________. Amendments to freight charges will be effective from the date mutually agreed to by Shipper and Carrier and shall remain in effect until such time as the freight charges are renegotiated.Shipper shall, within seven (7) days of negotiation of an amendment to a freight rate or charge, send Carrier written notice of such amendment. Such notice shall indicate in a clear and systematic manner the new rate or charge and effective date. The amendment shall be effective upon execution by authorized representative of Shipper and Carrier.
  Payment Of Freight Charges. Carrier will present freight bills for freight charges to the freight payables address specified on the bill of lading or other document provided by Shipper. Payment by Shipper of all undisputed freight charges shall be made within fifteen (15) days of receipt of invoices from Carrier. Shipper shall not be responsible for payment of freight bills tendered to persons other than those specified by the Shipper. Carrier agrees that upon receipt by it of payment in accordance with the terms of this Agreement all rights of the Carrier to any freight charges for transportation of the Shipment shall be automatically and irrevocably extinguished. Carrier agrees that if any claim is asserted by it or anyone purporting to act on its behalf or as its successor in interest or assignee against Shipper for charges in addition to those specified in this Agreement or against any consignor or consignee of any Shipment for any charges of any kind, then Carrier or its successor in interest or assignee shall reimburse Shipper and consignor or consignee for all costs of defending against any such claim, including reasonable attorneys fees. Carrier agrees that assignment of any rights under this Agreement or with respect to any claim relating to transportation of any Shipment will be subject to the provisions of this Section 7 and that any attempt by Carrier to assign any such right or claim other than subject to the provisions of this Section 7 will automatically extinguish any such right or claim. In consideration of Shipper's commitment to make prompt payment of freight charges, Carrier hereby waives any lien that it might have on any Shipment. If, notwithstanding this waiver, Carrier or anyone purporting to act on its behalf or as its successor in interest or assignee should attempt to assert any such lien, Carrier or such other party shall reimburse Shipper for its costs, including reasonable attorneys fees, incurred in obtaining release of the lien. 49 CFR §378, which covers procedures for overcharges, is hereby incorporated by reference. If any portion of 49 CFR §378 conflicts with any portion of this Agreement, then the provisions contained in this Agreement shall take precedence.

  Equipment.
  Carrier shall, at its sole cost and expense, furnish the required number and types of motor vehicle equipment ("Equipment") required to provide transportation service requested by Shipper. The Equipment shall be suitable for Shipper's use and in good operating condition and appearance and in compliance with all applicable federal, state and local laws and regulations. Carrier shall also provide, supervise and control all drivers, dispatchers, maintenance and supplies necessary for the proper operation of the Equipment. Carrier agrees to use either company-owned equipment or permanently leased equipment to transport the Shipments. Carrier agrees not to broker Shipments or use trip-lease equipment with respect to any Shipment without prior approval from Shipper's logistics department.The Equipment shall be well maintained, clean, empty, water tight, and insect, rodent and odor free. Carrier agrees that, when transporting Shipments which contain food products intended for human or animal consumption, it will not utilize any trailer which has been previously utilized for the transportation of Hazardous Materials within the meaning of 49 U.S.C. §5102 or Solid Waste within the meaning of 42 U.S.C. §6903 or which otherwise is not fully suitable for use in the transportation of any Food, Food Additive, Drug, Cosmetic or Device within the meaning of those terms as used in 21 U.S.C. §321. Furthermore, the Carrier represents and warrants and will ensure that all Equipment used in connection with Shipper's Shipments complies with the Sanitary Food Transportation Act of 1990 and the regulations promulgated thereunder. Equipment shall be rejected at no cost to Shipper if it does not pass Shipper's inspection standards or otherwise meet Shipper's requirements. The acceptance and loading of any Equipment by Shipper shall not constitute a waiver of any claims by Shipper for (x) damage to any Shipment or (y) any other breach of this Agreement.
  Costs And Expenses Of Operation. Carrier shall bear all of the costs, expenses, and liabilities of providing the services and supplies required for the operation, maintenance, and repair of Equipment, all labor costs and expenses and all costs and expenses for the procuring and maintaining of all insurance, operating authorities, licenses and permits as may be required for the performance of transportation service under the terms of this Agreement.

  Routing. Carrier has the right to select the actual routes it will follow in transporting Shipments but, to the extent that mileage rates apply to the movement, the computation of such rates shall be determined by application of the shortest available mileage as reflected in the most current edition of the Rand McNally Household Goods Mileage Guide as provided in Section 5(c).

  Load And Count. Shipper reserves the right to load Carrier's Equipment. If Shipper or any third party specified in Section 4(a)(ii) or (iii) exercises its option to load Carrier's Equipment, Carrier shall be responsible for verifying the quantity of the Shipment loaded. Shipments from Shipper's facilities will be "Shipper Load and Count". Shipments from Shipper's Cold Storage Facilities will be "Carrier Load and Count".

  Standard of Performance. This Agreement provides for performance of transportation service that is designed to meet the distinct needs of Shipper. Carrier agrees to use utmost care and diligence as to the prompt and safe transportation of all freight entrusted to its care by and for the account of Shipper. Carrier agrees to deliver all shipments tendered to it with reasonable dispatch, which shall be the number of days necessary to transport the shipment from origin to destination in compliance with all applicable safety regulations giving due consideration to weather and road conditions.

  Indemnification. Carrier shall protect, indemnify, defend and hold Shipper and its owned, controlled, affiliated, associated, interrelated and operated companies, the stockholders, directors, officers, agents, employees and representatives of each such company, and any third party specified in Section 4(a)(ii) or (iii) (each an "Indemnified Party") harmless, from and against any and all thefts, damages, liabilities, costs, attorneys' fees, or any other fees, costs and expenses whatsoever sustained by an Indemnified Party under, arising out of, or in connection with Carrier's performance of its obligations under this Agreement.

  Force Majeure. Except as otherwise provided in this Agreement, the obligations of the parties in this Agreement shall be temporarily suspended during any period(s) in which either of the parties is unable to comply with the requirements of this Agreement by reason of: the acts of God or the public enemy; fire; flood; labor disorder; civil commotion; government interference (excluding, however, any failure by Carrier to comply with all applicable foreign, Federal, State and local laws); inability of Shipper to purchase, produce or market sufficient goods for transportation by Carrier; or other contingencies similar or dissimilar to the foregoing beyond the reasonable control of the affected party.

  Compliance With Foreign, Federal, State, Provincial And Local Laws. All transportation conducted by Carrier hereunder shall be performed in full compliance with all applicable foreign, Federal, State, Provincial and local laws, ordinances, regulations, orders and permits.

  Compliance With Safety Practices. When on the premises of Shipper or of any third party specified in Section 4(a)(ii) and (iii), Carrier, its employees, subcontractors and agents shall comply with the safety practices and procedures established for those premises. Any person refusing to comply with such practices and procedures may be excluded from the premises and the Carrier shall be responsible for the consequences of such exclusion including, but not limited to, delays, damage or spoilage of the Shipment.

  Severability. In the event that the operation of any portion of this Agreement results in a violation of any foreign, Federal, State, Provincial or local law, the parties agree that such portion shall be severable as to service performed in the jurisdiction in which the operation would result in a violation and that the remaining provisions of this Agreement shall continue in full force and effect.

  Independent Contractor Status. It is the intention of the parties that Carrier shall be an independent contractor with respect to Shipper, and nothing contained in this Agreement shall be construed as inconsistent with such status. Carrier shall have the sole and exclusive (i) control over its employees in performing the transportation service provided for hereunder and (ii) obligation to ensure that all Equipment complies with applicable federal, state and local laws, and Carrier shall have the right to engage and employ such individuals as it may deem necessary in connection herewith, it being understood and agreed that said individuals shall be considered employees or agents of Carrier only, and shall be subject to employment, discharge, discipline and control solely and exclusively by Carrier.

  Taxes And Assessments. Carrier shall have full responsibility for, and shall pay, all foreign, Federal, State, Provincial and local taxes, assessments, insurance (including, but not limited to, workers compensation, unemployment compensation, disability, old age pension and social security insurance) and other financial obligations arising out of the performance of its obligations under this Agreement.

  Assignment. Carrier may not assign or transfer this Agreement without the prior written consent of Shipper.

  Controlling Law. Interpretation and enforcement of this Agreement shall be governed by the laws of the State of Colorado.

  Notices. Except for routine communications in the course of performance of this Agreement, which may be transmitted in accordance with any procedures established by agreement or acquiescence of the parties, all notices under the terms of this Agreement shall be in writing and delivered by fax, certified mail or overnight courier. Notices transmitted by fax shall be deemed to be received as of the date and time of acknowledgment of receipt as reflected in the sender's fax records maintained in the ordinary course of business. Notices transmitted by certified mail or overnight courier shall be deemed received as of the date and time signed for by recipient. Notices shall be addressed as follows:

If to Shipper:

Director of Transportation

Swift & Company, Inc.

1770 Promontory Circle

Greeley, Colorado 80634

Fax: 970-506-8325

If to Carrier:

LOAD SOURCE LOGISTICS

2233 RIDGE ROAD STE 102

ROCKWALL, TX 75087

9727229998

Non-Waiver. The failure of either party to insist upon the performance of any of the terms, covenants, or conditions of this Agreement or to exercise any right or privilege herein, or the waiver by either party of any breach of any of the terms, covenants, or conditions of this Agreement, shall not be construed as thereafter waiving any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no forbearance or waiver had occurred.

  Confidentiality. Each party acknowledges that this Agreement, including the Appendices hereto, and any and all information emanating from the other's business is considered to be proprietary and confidential, and each party agrees it will not, during or after the term of this Agreement, permit the duplication, use or disclosure of such information except as may be required by law. Each party shall be responsible for any unauthorized disclosure made by any of its employees, servants or agents and shall take reasonable precautions to prevent such disclosures. For the purpose of this Agreement, the term "proprietary and confidential" does not include any: (i) information which, at the time of disclosure, is generally known by the public; (ii) information disclosed to the other party by third parties having the right to do so and who have not imposed upon the party obligations of confidentiality in respect thereof; and (iii) information which is known to the disclosing party prior to the disclosure other than as an incident to the performance of this Agreement. Carrier shall be prohibited from using Shipper's name or the names of Shipper's products or the existence of the relationship Carrier has with Shipper in any of Carrier's publicity or promotional efforts, without the prior written consent of Shipper.

  Mutual Cooperation. It is understood by both parties that they must cooperate in order to insure the best and most economical transportation service. The parties therefore agree to cooperate with each other in all matters relating to the services to be rendered by Carrier to Shipper hereunder and the costs thereof.

  Cumulative Remedies. The remedies of Shipper herein provided are cumulative and shall not affect in any manner any other remedies that Shipper may have by reason of the default or breach by Carrier of its obligations under this Agreement.

  Third Party Beneficiaries. With the exception of the parties to this Agreement and the Indemnified Parties, and their respective permitted successors and assigns, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

  Entire Agreement; Amendment. This Agreement, together with any Appendices and Exhibits attached to this Agreement or incorporated by reference in this Agreement, contains all the terms, agreements, covenants, conditions, and provisions upon which the parties have agreed and merges and supercedes all prior agreements, understandings, and representations relating to the subject matter of this Agreement. This Agreement may not be modified or amended except by a writing executed by both parties and filed, if required by applicable law, with the required governmental agency or commission. Amendments to the freight charges shall be accomplished as provided in Section 6.

[Signature page follows]

IN WITNESS WHEREOF, the parties have set their hands the day and year above written.

SHIPPER:	CARRIER:

Swift & Company, Inc. 1770 Promontory Circle Greeley, Colorado 80634	LOAD SOURCE LOGISTICS 2233 RIDGE ROAD STE 102 ROCKWALL, TX 75087

By:	By:

Signature	Signature

Timothy Baringer
Print Name	Print Name

Director of Transportation
Title	Title

APPENDIX A
INTERSTATE OPERATING AUTHORITY

APPENDIX B
CANADIAN/MEXICAN OPERATING AUTHORITY

APPENDIX C
INTRASTATE OR INTRAPROVINCIAL LICENSES OR PERMITS

APPENDIX D
FUEL SURCHARGE POLICY

The following surcharge policy shall apply to all Shipments that Shipper tenders Carrier under the terms of this Agreement.

Fuel adjustments will be based on the scale set out below. Adjustments will be determined each Monday (Tuesday will be used if Monday is a Federal holiday) (such date the "Determination Date") based on the U.S. Department of Energy ("DOE") diesel hotline (202) 586-6966, national average fuel index. Adjustments will be applied to all Shipments beginning the Monday following the Determination Date. The fuel surcharge will be increased by $0.01 (one cent) per mile for each increase of $0.05 (five cents) per gallon in the DOE fuel index on the Determination Date above $1.20 per gallon. The fuel surcharge will be decreased by $0.01 (one cent) per mile for each decrease of $0.05 (five cents) per gallon in the DOE fuel index on the Determination Date below $1.099 per gallon.

Weekly Fuel Price per Gallon (Dollars and Cents)	Surcharge (Per Mile)
Continuing at $0.05 decrements	Continuing at $0.01 decrements
0.850 to 0.899	-4 cents
0.900 to 0.949	-3 cents
0.950 to 0.999	-2 cents
1.000 to 1.049	-1 cents
1.050 to 1.099	0 cents
1.100 to 1.149	0 cents
1.150 to 1.199	0 cents
1.200 to 1.249	0 cents
1.250 to 1.299	+1 cents
1.300 to 1.349	+2 cents
1.350 to 1.399	+3 cents
1.400 to 1.449	+4 cents
1.450 to 1.499	+5 cents
1.500 to 1.549	+6 cents
1.550 to 1.599	+7 cents
1.600 to 1.649	+8 cents
1.650 to 1.699	+9 cents
Continuing at $0.05 increments	Continuing at $0.01 increments

Fuel surcharges must be shown as a separate line item on Carrier's freight invoice. It is the Carrier's responsibility to reflect this surcharge on freight bills. Shipper will not add fuel surcharge to Carrier's freight invoices and will not be responsible for payment of any fuel surcharge that is not included in Carrier's freight invoice at the time that it is issued to Shipper.

APPENDIX E
LIABILITY AND INSURANCE COVERAGE PROVISIONS

Carrier hereby assumes the liability of an insurer for the prompt and safe transportation of all Shipments entrusted to its care and shall be responsible to Shipper for all loss or damage of whatever kind and nature and however caused to any Shipment entrusted to or in control of Carrier, or of any other person to whom Carrier may have entrusted Shipment and before such Shipment is delivered to the consignee or returned to Shipper. Carrier agrees to procure and maintain in force continuously throughout the term of Agreement the coverages as specified in this Agreement. Carrier agrees to name Shipper as additional named insured under policies one, two and three listed below. Prior to the time that Shipments are transported by Carrier, Carrier shall furnish to Shipper a certificate or certificates evidencing the insurance policies and endorsements. If Carrier cannot provide such certificates to Shipper prior to the time of the first Shipment, then in lieu of such certificates Carrier's insurance carrier or authorized insurance agent may provide evidence of such insurance by facsimile or other form of written communication actually delivered to Shipper prior to loading of the first Shipment, and Shipper shall be entitled to rely on such facsimile or other form of written communication. If Shipper accepts such a facsimile or other written form of evidence, Carrier or its insurance carrier shall furnish the actual certificate or certificates within five (5) days of the date of this Agreement. Prior to cancellation or non-renewal of, or material change in, any policy or endorsements upon renewal or otherwise, Carrier and its insurance carrier shall furnish Shipper with thirty (30) days' advance written notice thereof, and Carrier's insurance carrier shall indicate on the certificate provided to Shipper its promise to comply with this notice provision. Carrier shall maintain and provide Shipper with evidence of the following coverages:

  COMPREHENSIVE GENERAL LIABILITY INSURANCE

Carrier shall procure and maintain Comprehensive General Liability Insurance, in accordance with the requirements of 49 U.S.C. § 13906(a)(1), including blanket contractual coverage, for bodily injury and property damage in the amount of one million dollars ($1,000,000.00) combined single limit per occurrence.

  AUTOMOBILE BODILY INJURY AND PROPERTY DAMAGE INSURANCE

Carrier shall procure and maintain Automobile Bodily Injury and Property Damage Insurance protecting against claims for bodily injury, including accidental death, and loss of or damage to property in the amount of one million dollars ($1,000,000.00) per occurrence.

  ALL-RISK CARGO INSURANCE

Carrier shall procure and maintain All-Risk Cargo Insurance with a per unit liability limit sufficient to cover Shipments having a minimum value of $100,000 and a maximum value of up to $300,000. In the All-Risk Cargo Insurance shall include coverage for refrigeration unit breakdown.

  WORKER'S COMPENSATION

Carrier shall procure and maintain workers compensation insurance as required by applicable law or regulation.

If any foreign, Federal, State, Provincial or local government regulatory body prescribes minimum amounts of insurance in excess of the amounts prescribed herein, such required insurance minimums will take precedence and shall be required of Carrier.

Depending on the type of service performed or work being done by the Carrier, the required limits may vary and other coverage(s) may be required. Any different or additional coverages will be specified in this Appendix.

All certificates shall be issued (as additional insured) to:

Swift & Company, Inc.

Attn: Logistics Department

1770 Promontory Circle

Greeley, Colorado 80634

If Carrier has any questions regarding insurance requirements, it should contact Swift & Company Logistics Department.

APPENDIX F
SWIFT & COMPANY
CLAIMS COLLECTION AND RESOLUTION PROCEDURES

  Carrier Liability. 49 CFR §370, which sets forth procedures for loss and damage claims, is hereby incorporated by reference. If any portion of 49 CFR §370 conflicts with any portion of this Agreement, then the provision in this Agreement shall take precedence. For purposes of a loss or damage claim, the value of Shipper's goods shall be the price at which the goods were sold prior to shipment, or if goods are being transported for purposes other than to satisfy a purchase contract, the replacement cost of the lost or damaged goods at the location at which the Shipment was received by Carrier.

  Verification of Discrepancy. Carrier agrees to verify any discrepancy in the physical count between Shipper's documents and delivery receipt. Carrier agrees to report the discrepancy as soon as possible to Shipper's claims department during normal business hours. Failure of Carrier to report the discrepancy may result in a freight claim being filed against Carrier.

  Claims. A claim for loss, damage or delay to cargo must be submitted by Shipper, in writing, within nine (9) months of notification of loss, damage or delay of cargo. Carrier will acknowledge receipt of each claim, in writing, within thirty (30) days of receipt. Carrier will pay or decline, in writing, the claim within sixty (60) days of receipt of the claim from Shipper. If Carrier is unable to make final disposition within sixty (60) days, Carrier must notify Shipper immediately, in writing, of the reason for the delay and the status of the claim. Shipper shall have the right to offset monies owed on a valid claim from Carrier freight charges if:
  Carrier does not pay any valid claim within one hundred-twenty (120) days from the date it receives the claim from Shipper; orCarrier files for or is the subject to a petition for bankruptcy.

APPENDIX G
SWIFT & COMPANY SPECIAL RULES

  Delay in Transit. The date by which each Shipment must be delivered will be specified in the bill of lading or other shipping document furnished to Carrier at the time Shipment is tendered. Carrier will also be required to call the consignee of each Shipment to obtain a delivery appointment time on the delivery date, if delivery time is not furnished to Carrier at the time the Shipment is tendered to it. If the Carrier believes that it will be unable to comply with the specified delivery date and time, it will so advise Shipper and specify the date and time by which it estimates that it will be able to deliver the Shipment. Damage to Shipper as a result of Carrier's failure to deliver a Shipment with reasonable dispatch shall be determined on the basis of the delivery date and time specified by Shipper unless Carrier has notified Shipper prior to acceptance of the Shipment that it cannot make delivery by that date or time, in which case damage for failure to deliver with reasonable dispatch shall be determined on the basis of the delivery date and time estimated by the Carrier. If the original requested delivery date and time on the Shipment changes for any reason, consignee requested or otherwise, the Carrier must immediately contact Shipper's Customer Service Representative and notify him/her of the change.

  Accidents. In the event of an accident while a Shipment is in Carrier's possession, Carrier will notify Shipper immediately by telephone and confirm in writing the known details of the accident.

  Application of Rates. Except as otherwise provided herein, rates and charges named herein apply on Shipments tendered by Shipper to Carrier on one day, on one shipping order or document, for delivery to one consignee at one destination. Where more than one pick-up or delivery is performed, separate shipping orders or documents may be used for each pick-up or delivery, on each of which appropriate cross reference must be made to definitely establish its identity as part of the aggregate weight composing the prescribed truck load or volume minimum.

  Intermediate Rule. From or to any point not named herein (from or to which Carrier is lawfully permitted or authorized to operate) which is intermediate to a point from or to which specific rates are named herein, the rate from or to the next more distant point named herein will apply.

  Minimum Weight. When and where foreign, Federal, State, Provincial or local laws prescribe maximum gross weights which prevent Shipper or intermediaries from loading the minimum weight provided in Appendices I, J or K, such shipment will be transported by Carrier in accordance with rates applicable to the minimum weight that would be loaded but for the legal restriction and without penalty to the Shipper.

APPENDIX H
SWIFT & COMPANY SPECIAL SERVICES

  Truckload or Volume Rates. Truckload or volume rates apply on shipments (tendered to Carrier by Shipper on one shipping order or document) equal to or exceeding the specified minimum weight or on shipments on which charges are paid on basis of minimum weight.

  Mixed Truckloads. Except as otherwise provided in this Agreement, mixed Shipments will be transported at the respective truckload or volume rates applicable as contained in Appendices J, K or L.

  Alternative Application of Weight Rates. In no case shall the charge for any Shipment be greater than the charge for a greater quantity of a like kind of freight at the rate and weight applicable to such greater quantity of freight.

  Pick-Ups. Minimum truckload or volume Shipments may be made up of combined Shipments loaded at one or more plants, warehouses or docks owned or operated by Shipper and at other points designated by Shipper under conditions specifically provided in this Agreement.

  Split Deliveries. Split deliveries of truckload or volume shipments may be made to two or more consignees under the conditions provided in this Agreement.

  Stop-Offs. Truckload Shipments may be billed to stop in transit to complete loading or partially unload at intermediate points from or to which Carrier is lawfully permitted or authorized to operate under conditions provided in this Agreement. With respect to Shipments stopped-in-transit:
  All freight charges must be paid in full at one time by Shipper.Only one bill of lading and shipping order shall be issued for the entire Shipment.The bill of lading and shipping order shall show, in the place provided, the name of the consignee and delivery address.The names of the places and addresses at which vehicles are to be stopped for completion of loading or partial unloading may be shown either in the body of the bill of lading and shipping order or on a separate writing which shall be attached to and considered a part of the shipping documents.The freight price shall be calculated using the appropriate mileage for the total miles traveled via the shortest route of movement from origin to final destination through all stop-off points. The final destination shall govern which mileage rate or scale to use and the mileage rate or scale used must also correspond to the initial point of origin.In addition to the basic freight price in subparagraph (e), Shipper shall pay a stop-off charge of $50.00 for each stop (excluding pick-up(s) and final delivery).
  Loading and Unloading. If Carrier is required to perform or pay for loading or unloading, it will be fully reimbursed by Shipper. Carrier shall not charge lumper fees unless Carrier is prohibited from unloading by consignee and unless Carrier has obtained prior telephone authorization from Shipper's logistics department. If proper authorization is received by Carrier from Shipper, Carrier will be paid for unloading only after submission of a verifiable receipt from the consignee for services performed. Shipper will be responsible for loading charges at origin shipping facilities.

  Carcass Unloading Charges. Notwithstanding paragraph 7, Shipper shall reimburse Carrier for carcass unloading charges billed by consignee to Carrier, provided Carrier submits receipts or other satisfactory evidence of such charges to Shipper. This provision applies to carcass shipments only.

  Documents Accompanying Shipment. Rates and charges named herein include forwarding, in the same truck, of shipping documents, invoices, assembly and operating instructions pertaining to the goods transported.

  Protective Service. Carrier will provide adequate protection for preservation of perishable goods against heat or cold, and will provide temperature-controlled Equipment capable of operating at temperatures between thirty-six (36) degrees Fahrenheit and minus ten (-10) degrees Fahrenheit. Carrier will operate the Equipment at the temperature instructed in writing by Shipper or third parties specified in Section 4(a)(ii) or (iii) of the Agreement and the rates and charges named herein include the cost of providing such equipment and protection.

  Pallets. Unless otherwise provided in Appendices I, J or K, pallets which are the property of Shipper or any third party specified in 3(a)(ii) or (iii) of the Agreement are used by Carrier to facilitate transportation, will be considered and treated as part of the Equipment, and the rates and charges named herein include an equal exchange of like pallets at the time of each loading and unloading. Pallet rates will be as specified in Appendices I, J or K.

  Goods Descriptions. Goods subject to this Agreement include, but are not limited to perishable food products, processed meats and raw meats.

  Drop Trailers. Carrier agrees to provide "drop" trailers as requested by Shipper at designated origins/destinations in order to support Shipper's business requirements.

  Shipment Tracing System. Carrier shall establish and maintain a driver call-in system and procedure for Shipment tracing purposes, including actual arrival times. For each Shipment received for transportation, Carrier shall be able to provide daily transit information (Shipment location, time of check call and estimated time of arrival).

  Driver Teams. Carrier will provide two-driver teams or relay teams where the scheduled delivery time would not otherwise allow delivery within DOT hours of service regulations or for other reasons known to Carrier such as Carrier caused late pickup.

  Meat Hooks. Carrier shall provide the required number of long and/or short meat hooks necessary for the type of carcass meat loads tendered by the Shipper. In the event excess hooks are tendered for the Shipment, such hooks may be removed and will be credited to the account of Carrier on Shipper's Hook Accounting System and, in the event of insufficient hooks to handle the Shipment, hooks may be added to the trailer and such hooks will be debited to Carrier's account on such system. Carrier shall be liable to Shipper for all net debit balances to Shipper as recorded in such system.

  Reconsignment or Diversion. Shipments may be diverted or reconsigned subject to the following terms and conditions:
  The term "diversion" or "reconsignment" means:
  A change in the consignee and/or the destination with respect to a Shipment, orAny other instructions given by Shipper necessary to effect delivery and requiring an addition or change in billing or additional movement of the Equipment, or both.
  In the event of reconsignment or diversion due to Carrier's negligence or other causes attributable to Carrier, Carrier shall transport the Shipment to the diverted or reconsigned point (including points short of the original destination). In such case, the freight rate shall be the price applicable from origin to original destination or from origin to the diverted or reconsigned point by the shortest direct route, whichever produces the lowest freight rate.Reconsignment or diversion involving a change in destination or change in consignee which is requested by Shipper will be handled in the following manner. The freight rate to apply to a diverted or reconsigned shipment will be the price found using the revenue per mile rate from the appropriate Appendix for the total miles traveled via the shortest route of movement from origin to final destination through all stops, reconsignment, or diversion points. The final destination shall govern which State's mileage rate or territorial mileage scale shall apply. In addition, Shipper shall pay a reconsignment or diversion charge of $50.00. Carrier will not be paid a diversion or reconsignment charge if delivery is accomplished within the same city (or its commercial zone) as originally billed. There will be no diversion charge paid on Mexican and Canadian shipments if stop(s) are required for broker and/or government inspections. (Additional stop charges will be paid.) No additional charges relating to reconsignment or diversion will be paid unless authorized or requested by Shipper's traffic or claims personnel.If there is a reconsignment or diversion requested by Shipper, Shipper shall pay demurrage of $15.00 per hour for delaying Equipment at the original destination longer than the first two hours of free time; provided, however, the total charge for reconsignment or diversion per twenty-four (24) hour period, including such demurrage and the reconsignment or diversion charge referred to in subparagraph (c), shall not exceed $150.00.When it is necessary to return to the Shipper refused, rejected or undelivered shipments transported under rates and provisions provided in this Agreement, Carrier will return such Shipments to a Shipper facility or a cold storage within 75 miles of a Shipper's facility for $1.10 per mile.When billing for additional charges pertaining to reconsignment, diversion, or demurrage, Carrier must show on its freight bill the approval number issued by Shipper representative who authorized the additional charges.Carrier must comply with all security agreements including but not limited to Continuous Seal Policy, and all safety requirements in place at Shipper's facilities. Carriers must maintain a complete and continuous seal record on "Shipper load and count" movements that show notations of seals intact, the actual seal numbers, and the reseal numbers on multiple stop Shipments. This record should be signed and dated by receiver(s). It is the Carrier's responsibility to provide seals for multiple stop Shipments. Carrier must immediately notify Shipper's logistics department or claims department if a customer refuses to comply with this procedure. Failure to follow these procedures will result in a freight claim filed against the Carrier in the event of product shortages.
  Extraordinary Costs. Carrier agrees that any additional costs caused by Shipper, or extraordinary occurrences that are not specifically addressed in this Agreement and which are beyond the control of Carrier, shall be negotiated with the Director of Transportation of Shipper's logistics department on a case-by-case basis and both parties will make every reasonable effort to achieve a fair and equitable resolution.

  Load Tender Response

.. Shipper and Carrier acknowledge and agree that if Shipper tenders a request to Carrier to provide services pursuant to this Agreement for a Shipment, Carrier shall have three (3) hours from the receipt of such request to accept such request by oral or written confirmation to the Shipper's freight planner. If such request is not validly accepted within three (3) hours from the receipt of such request, Shipper and Carrier agree that Shipper shall have no obligation (including, without limitation, obligations to tender the Shipment or pay freight changes or costs relating to the Shipment) to Carrier under this Agreement with respect to such Shipment and may tender a request to another carrier with respect to such Shipment.

  Obligations

.. If requested by Shipper, Carrier will transmit to Shipper via electronic data exchange, world wide web, computer image format (i.e., .pdf file or .tif file) or other reasonable means the following, but not limited to: appointments, delivery dates, order information, claim data or proof of delivery information. Such information shall be provided to Shipper at no additional charge.